UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934


     Date of report (Date of earliest event reported):  April 25, 2005



                           ALP LIQUIDATING TRUST
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)



        Delaware                  0-16976               36-3507015
     ----------------        -----------------       ------------------
     (State or other         (Commission File        (IRS Employer
     jurisdiction of              Number)            Identification No.)
     incorporation)



                         900 North Michigan Avenue
                         Chicago, Illinois  60611
                 ----------------------------------------
                 (Address of principal executive offices)



    Registrant's telephone number, including area code:  (312) 440-4800



                         Arvida/JMB Partners, L.P.
       -------------------------------------------------------------
       (Former name or former address, if changed since last report)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))






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ITEM 8.01   OTHER EVENTS.

      Effective as of September 30, 2005, Arvida/JMB Partners, L.P. (the "Partnership") completed its liquidation by contributing all of its remaining assets to ALP Liquidating Trust (the "Liquidating Trust"), subject to all of the Partnership's obligations and liabilities.

      In connection with its formation, the Liquidating Trust issued a total of 448,794 beneficial interest units to the partners of the Partnership. In the liquidation, each partner in the Partnership received a beneficial interest in the Liquidating Trust for each interest the partner held in the Partnership. As a result, a partner's percentage interest in the Liquidating Trust remains the same as that person's percentage interest was in the Partnership immediately prior to its liquidation.

      Pending completion of the liquidation, winding up and termination of the Liquidating Trust, it is anticipated the Liquidating Trust will retain a substantial amount of funds in reserve to provide for the payment of, the defense against, or other satisfaction or resolution of obligations, liabilities (including contingent liabilities) and current and possible future claims, including those for possible construction repairs, homeowner warranty claims, completion of work for certain homeowner associations and master associations and pending and possible future litigation and environmental matters. It is not possible at this time to estimate the amount of time or money that it will take to effect the Liquidating Trust's liquidating, winding up and termination. That portion, if any, of the funds held in reserve that are not ultimately used to pay, defend or otherwise resolve or satisfy obligations, liabilities or claims are currently anticipated to be distributed to the holders of interests in the Liquidating Trust at a later date.

      Various factors may affect the timing of completing the liquidation, winding up and termination of the Liquidating Trust and the amount of liquidating distributions of funds, if any, out of those retained in reserve. These factors include the time and expense to resolve all obligations, liabilities and claims, including contingent liabilities and claims that are not yet asserted but may be made in the future. Among other things, additional or unanticipated remedial construction or development costs, contingencies (including without limitation, contingencies relating to potential homeowner warranty or other homeowner or homeowners' association claims), delays in resolving pending or threatened litigation or other asserted claims, delays in satisfying conditions or obligations under permits obtained by the Partnership, currently unasserted claims that arise in the future and other factors could require increases in reserves and a reduction in future distributions to holders of interests in the Liquidating Trust and could extend the time, and significantly increase the cost, to complete the liquidating, winding up and termination of the Liquidating Trust. While the Liquidating Trust intends to defend against asserted claims where appropriate, it is currently not possible to identify or assess any defenses or counterclaims that may be available to the Liquidating Trust, or the magnitude of any claims that may be asserted.

      The liquidating, winding up and termination of the Liquidating Trust will be managed by Arvida Company, as administrator of the Liquidating Trust. Arvida Company is an affiliate of the general partner of the Partnership. The following are the officers of Arvida Company: Gary Nickele, President; Stephen Lovelette, Vice President and Treasurer; Paul Nielsen, Vice President and Secretary; Ron Godsey, Vice President; Gailen Hull, Vice President; and Mark Lassman, Vice President. Wilmington Trust Company is the Delaware resident trustee of the Liquidating Trust.








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      Upon completion of the liquidation of the Partnership, pursuant to
Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Liquidating Trust elected to become the successor issuer to the Partnership for reporting purposes under the Exchange Act and elect to report under the Exchange Act effective September 30, 2005. The Liquidating Trust has assumed all reports filed by the Partnership prior to liquidation of the Partnership under the Exchange Act. The beneficial interests of the Liquidating Trust are deemed registered under Section 12(g) of the Exchange Act. This Form 8-K is being filed by the Liquidating Trust as a successor issuer to the Partnership as required by paragraph (f) of Rule 12g-3.

      We expect that the Partnership will be dissolved in the near future.

      A copy of the Liquidating Trust Agreement of the Liquidating Trust is included as Exhibit 4.1 to this Report on Form 8-K and is incorporated herein by reference.


ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

      (c)   Exhibits

            4.1 Liquidating Trust Agreement of ALP Liquidating Trust, dated as of September 30, 2005, by and among, Arvida/JMB Partners, L.P., Arvida Company, as Administrator, and Wilmington Trust Company, as Resident Trustee.











































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                                SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Trust has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.



Dated:  October 7, 2005       ALP LIQUIDATING TRUST

                              By:   ARVIDA COMPANY, as Administrator


                                    By:   /s/ Gailen Hull
                                          --------------------------
                                          Name:   Gailen Hull
                                          Title:  Vice President




















































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